Exhibit 10.7

Liftoff Non-Employee Director Compensation Policy
The Board of Directors (the “Board”) of Liftoff Mobile, Inc. (the “Company”) has adopted this compensation policy for the Company’s eligible directors (this “Director Compensation Policy”). For purposes of this Director Compensation Policy, “Eligible Director” has the meaning set forth under “Eligibility” below. Equity awards under this Director Compensation Policy will be granted under the Company’s 2026 Omnibus Incentive Plan, as it may be amended or amended and restated from time to time (the “Plan”). This Director Compensation Policy shall become effective upon the Effective Date (as herein defined), and shall remain in effect until it is amended, modified or terminated by further action of the Board.
Cash Compensation
Eligible Directors are entitled to receive the following cash compensation for their service under this Director Compensation Policy:
●$50,000 retainer per year for each Eligible Director;
●$25,000 additional retainer per year for service in the applicable Board leadership role, whether as Chairperson of the Board or Lead Director;
●$30,000 additional retainer per year for the chair of the Audit Committee;
●$10,000 additional retainer per year for each other member of the Audit Committee;
●$25,000 additional retainer per year for the chair of the Nominating and Corporate Governance Committee;
●$10,000 additional retainer per year for each other member of the Nominating and Corporate Governance Committee;
●$20,000 additional retainer per year for the chair of the Compensation Committee; and
●$10,000 additional retainer per year for each other member of the Compensation Committee.
All cash payments to Eligible Directors will be paid quarterly in arrears in respect of the immediately preceding fiscal quarter, with each retainer paid in four equal installments (one-quarter of the applicable annual retainer for each fiscal quarter), on or before the 30th day after the end of the fiscal quarter to which such installment relates, unless validly deferred under an approved deferred compensation arrangement, if any. For the avoidance of doubt, an Eligible Director who serves as the chair of a committee will receive only the applicable committee chair retainer for service on such committee and will not receive the committee member retainer for such committee for any overlapping period of service.

Each retainer will be pro-rated based on the number of calendar days during the applicable fiscal year that the Eligible Director served in the relevant role (Board membership, Chairperson of the Board or Lead Director, committee chair, or committee member, as applicable). Service in a role commences on the date the director is appointed or elected to such role by the Board, the independent directors, the stockholders or other applicable appointing or electing body, as applicable, and ends on the date the director ceases to hold such role. If a director transitions between roles during a fiscal year—including from committee member to committee chair of the same committee (or vice versa) or between committees—each applicable retainer will be calculated independently based on calendar days served in that role. Pro-rated amounts owed to an Eligible Director who ceases service during a fiscal quarter will be paid at the same time as cash compensation is paid to continuing Eligible Directors for such quarter, notwithstanding such cessation.
Equity Compensation
IPO Award
Each person serving as an Eligible Director as of the Effective Date will automatically be granted, on August 4, 2026 (i.e., the date that is 60 days following the closing of the Company’s initial public offering), an award of Restricted Stock Units (as defined in the Plan) with an Award Value (as defined below) of $235,000 (the “IPO Award”). The IPO Award will vest on the earlier of the one-year anniversary of the grant date and the date of the first annual meeting of stockholders following the grant date.
Initial Award
Each person who first becomes an Eligible Director after the Effective Date will automatically be granted, on the first trading day on or after the date on which the person first becomes an Eligible Director, an award of Restricted Stock Units with an Award Value of $325,000 (the “Initial Award”). The Initial Award will vest in three equal annual installments on each of the first three anniversaries of the grant date.
Annual Award
On the date of each annual meeting of our stockholders held after the Effective Date (or, if such date is not a trading day, the first trading day thereafter), each Eligible Director who is continuing as a director following such meeting will automatically be granted an award of Restricted Stock Units with an Award Value of $235,000 (the “Annual Award”). Each Annual Award will vest on the earlier of the one-year anniversary of the grant date and the date of the first annual meeting of stockholders following the grant date.
Notwithstanding the foregoing, Eligible Directors receiving an Initial Award will not receive an Annual Award in respect of the first annual meeting of stockholders occurring on or after the date such Eligible Director first becomes an Eligible Director.

Vesting, Change in Control and Impact of Termination
●Except as otherwise noted herein, continued vesting of an IPO Award, an Initial Award or an Annual Award is contingent upon the award holder’s continued service as a member of the Board through the applicable vesting date, and if the holder ceases to serve as a member of the Board for any reason prior to the vesting date, the unvested portion of the award will be forfeited for no consideration as of the date such Board service ceases.
●In the event of a Change in Control (as defined in the Plan), each Eligible Director will fully vest in any outstanding IPO Awards, Initial Awards, and Annual Awards and any other outstanding Company equity awards, subject to the terms of the Plan and the applicable award agreements.
●In the event of an Eligible Director’s termination due to death or Disability (as defined in the Plan), that Eligible Director will fully vest in any outstanding IPO Awards, Initial Awards, and Annual Awards and any other outstanding Company equity awards.
Other Equity Award Terms
●All IPO Awards, Initial Awards and Annual Awards will be granted under the Plan and will be subject to the terms of the Plan, this Director Compensation Policy and the applicable award agreement.
●For purposes of this Director Compensation Policy, “Award Value” means the dollar amount used solely to determine the number of Restricted Stock Units subject to an IPO Award, Initial Award or Annual Award pursuant to the share-count formula set forth below. Award Value is not intended to equal, and may differ from, the grant-date fair value of such award determined for financial reporting purposes under FASB ASC Topic 718 or the value taken into account for purposes of the Director Limit.
●The number of shares underlying each IPO Award, Initial Award and Annual Award will be calculated by dividing the Award Value of such award by the closing sales price of one share of the Company’s common stock on the Nasdaq Global Select Market, or such other principal exchange on which such common stock is then listed, on the applicable grant date, as reported by Bloomberg or another nationally recognized reporting service selected by the Company, rounded down to the nearest whole share.
●Except to the extent settlement has been validly deferred under an approved deferred compensation arrangement, if any, each IPO Award, Initial Award and Annual Award will be settled solely in shares of common stock as soon as administratively practicable following the applicable vesting date, but in no event later than 30 days after vesting.
●Each IPO Award, Initial Award and Annual Award will include dividend equivalent rights. If the Company pays a cash dividend on its common stock while any such award is outstanding, the applicable Eligible Director will be credited with dividend equivalents in respect of the Restricted Stock Units subject to such award as of the dividend record date, in an amount equal to the cash dividends that would have been paid on the shares of common stock underlying such Restricted Stock Units had those shares been outstanding on such record date. Dividend equivalents will be accumulated without interest, will be subject to the same vesting, forfeiture and acceleration conditions, and the same settlement timing, as the Restricted Stock Units to which they relate, and will be paid only if, when and to the extent the related Restricted Stock Units vest and are settled. Dividend equivalents will be settled solely in cash at the same time as the Restricted Stock Units to which they relate are settled, unless validly deferred under an approved deferred compensation arrangement, if any. If the Company pays a stock dividend on its common stock while any such award is outstanding, the Administrator shall adjust, in a manner consistent with the “Adjustment Event” provisions in the Plan, the number and class of shares or securities of the Company underlying the Restricted Stock Units held by the Eligible Directors and any other terms with respect to the Restricted Stock Units as it deems appropriate under the circumstances.
Eligibility
For purposes of this Director Compensation Policy, an “Eligible Director” means a director who is not then employed by the Company or any of its subsidiaries or affiliated with BCP Redbird Aggregator L.P. or General Atlantic (LFT), L.P. A director is "affiliated with" an entity if such director (1) is an employee, officer, partner, member, manager or principal of such entity or any of its affiliates (within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), or (2) was designated or nominated for election or appointment to the Board by such entity pursuant to any contractual, charter or other right held by such entity (and continues to serve as such designee or nominee).
If a director who is initially excluded from the definition of “Eligible Director” because of affiliation with BCP Redbird Aggregator L.P. or General Atlantic (LFT), L.P. subsequently ceases to be affiliated with such entity while continuing to serve as a director, such director will be deemed to first become an Eligible Director under this Director Compensation Policy as of the date such affiliation actually ceased (the "Eligibility Date"), as determined by the Board in good faith. The Board's determination may be made retroactively to the Eligibility Date, and the Eligibility Date may precede the date of the Board's determination. From and after the Eligibility Date, such director will be eligible to receive cash compensation under this Director Compensation Policy on the same basis as any other Eligible Director, pro-rated based on calendar days served on and after the Eligibility Date. Any cash compensation attributable to a retroactive Eligibility Date will be paid at the same time as cash compensation is paid to other Eligible Directors for the applicable fiscal quarter; provided that, if the Board’s determination occurs after such payment date, such amount will be paid as soon as administratively practicable following the Board’s determination, but only to the extent such payment may be made in compliance with, or pursuant to an exemption from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Such director will also be eligible to receive equity compensation under this Director Compensation Policy on the same basis as any other Eligible Director, except that (1) the Initial Award will be granted on the first trading day on or after the date the Board makes such determination, and (2) such director will not be entitled to any Annual Award in respect of any annual meeting of stockholders that occurred on or before the date of the Board's determination, even if such annual meeting occurred on or after the Eligibility Date. Annual Awards thereafter will be granted at each subsequent annual meeting of stockholders in accordance with the terms of this Director Compensation Policy.
If an Eligible Director ceases to be an Eligible Director because such director becomes affiliated with BCP Redbird Aggregator L.P. or General Atlantic (LFT), L.P. while continuing to serve as a member of the Board, then, from and after the date such director ceases to be an Eligible Director, such director will not earn or accrue any additional cash compensation, receive any additional awards under this Director Compensation Policy, or be entitled to any accelerated vesting or other benefit under this Director Compensation Policy with respect to any event occurring after such date.
For the avoidance of doubt, any cash compensation that has accrued or been pro-rated for service prior to the date such director ceases to be an Eligible Director, including any additional cash compensation previously approved by the Administrator for extraordinary or special services performed before such date, will remain payable in accordance with the regular payment schedule under this Director Compensation Policy.
For the further avoidance of doubt, such cessation of Eligible-Director status will not, by itself, constitute a termination of Board service or result in immediate forfeiture of any previously granted IPO Award, Initial Award or Annual Award, and such awards will remain outstanding and continue to vest solely in accordance with their regular vesting schedule based on the director’s continued service as a member of the Board, subject to the terms of the Plan and the applicable award agreement.
Plan Limits on Director Compensation
Notwithstanding anything in this Director Compensation Policy to the contrary, all compensation paid or granted to an Eligible Director under this Director Compensation Policy will be subject to the per-Non-Employee Director limit set forth in the Plan, as in effect from time to time, including any lower amount determined by the Board in accordance with the Plan, if applicable (the “Director Limit”). For purposes of applying the Director Limit, (1) IPO Awards, Initial Awards and Annual Awards will be valued based on the grant-date fair value of such awards for financial reporting purposes, and (2) cash compensation under this Director Compensation Policy, including annual retainers and any cash compensation approved for special or extraordinary services, will be treated as cash fees for the fiscal year in which such cash compensation is paid.
If any cash compensation otherwise payable under this Director Compensation Policy, including annual retainers or cash compensation approved for special or extraordinary services, cannot be paid without causing the applicable Eligible Director to exceed the Director Limit for the fiscal year in which such cash compensation would be paid, such cash compensation will be reduced or eliminated to the extent necessary to comply with the Director Limit, and no substitute payment will be made in respect of such reduction or elimination.

If the Company determines that the grant of the full number of Restricted Stock Units otherwise issuable pursuant to an IPO Award, Initial Award or Annual Award, when taken together with all other compensation required to be taken into account for purposes of the Director Limit for the same fiscal year, would cause the applicable Eligible Director to exceed the Director Limit, then the number of Restricted Stock Units subject to such award will be reduced, including to zero if necessary, to the largest whole number that may be granted without causing the Director Limit to be exceeded. Any Restricted Stock Units that are not granted as a result of such reduction will not be granted, earned, accrued or otherwise payable, and no cash, equity, substitute award or other payment will be made in respect thereof.
Dividend equivalents credited with respect to an IPO Award, Initial Award or Annual Award will be treated as part of the related award for purposes of the Director Limit and will be taken into account to the extent reflected in the grant-date fair value of such award for financial reporting purposes. To the extent any dividend equivalent or other amount payable with respect to such award is not so reflected, such amount will be treated as compensation for the fiscal year in which it is paid or settled. Any dividend equivalent or other amount that cannot be paid or settled without exceeding the Director Limit will be reduced or eliminated to the extent necessary to comply with the Director Limit, and no substitute payment will be made in respect of such reduction or elimination.
All determinations under this section will be made by the Administrator in good faith and consistent with the Plan.
409A Savings
It is intended that all amounts and benefits payable under this Director Compensation Policy will be either exempt from, or comply with, the requirements of Section 409A, and this Director Compensation Policy will be interpreted, administered and (to the extent necessary) amended in a manner consistent with such intent. Each payment made under this Director Compensation Policy will be treated as a separate payment for purposes of Section 409A. In no event will the Company or any of its affiliates have any liability to any Eligible Director (or to any other person) for any taxes, penalties, interest or other amounts incurred as a result of any failure of this Director Compensation Policy (or any award or payment made hereunder) to comply with, or be exempt from, Section 409A.
Deferrals
Subject to compliance with Section 409A, the Administrator may, in its sole discretion, permit Eligible Directors to defer the receipt of cash compensation, the settlement of Restricted Stock Units and/or the payment of dividend equivalents under this Director Compensation Policy pursuant to one or more deferred compensation arrangements adopted by the Company from time to time. Any such deferral arrangement, including the eligibility, timing and form of permissible elections and the timing and form of distributions, will be set forth in a separate written plan or election form adopted by the Administrator and administered in accordance with Section 409A.

Amendment
This Director Compensation Policy may be amended, modified or terminated at any time by action by the Board in its sole discretion. Notwithstanding the foregoing, no amendment, modification, suspension or termination of this Director Compensation Policy will materially and adversely affect any cash compensation that has accrued or been pro-rated for service prior to the effective date of such amendment, modification, suspension or termination or any outstanding award granted under this Director Compensation Policy without the affected director's consent, except to the extent required or advisable to comply with the Plan, Section 409A, applicable law, stock exchange rules or accounting requirements.

Administration
Subject to the terms of the Plan with respect to awards granted under the Plan, this Director Compensation Policy will be administered by the Compensation Committee of the Board (the “Administrator”); provided that the Board may, at any time and from time to time, exercise any rights, duties or authority of the Administrator under this Director Compensation Policy, in which case references to the Administrator will be deemed to refer to the Board with respect to such action, determination or matter. The Administrator will have sole discretion to interpret this Director Compensation Policy, resolve any ambiguity, inconsistency or omission, determine eligibility, determine the amount, timing and form of compensation payable or grantable under this Director Compensation Policy, and make all other determinations necessary or advisable for administration of this Director Compensation Policy. All such determinations will be final, conclusive and binding on all persons.

Effective Date: as of July 30, 2026